Exhibit (r)(1)

HMS INCOME FUND, INC.

RULE 17j-1 CODE OF ETHICS

This Rule 17j-1 Code of Ethics (this “Code”) has been adopted by the Board of Directors (the “Board”) of HMS Income Fund, Inc. (the “Company”) in accordance with Rule 17j-1 under the 1940 Act. Terms that are capitalized in this Code and not otherwise defined are defined in Section II below.

It is the intention of this Code to establish the fundamental standard to be followed with regard to personal securities transactions of the Company’s Access Persons. This Code is designed to ensure that all personal securities transactions by individuals with access to information regarding real or potential portfolio securities of the Company are conducted in such a manner as to avoid any actual or potential conflict of interest between the Access Person’s interest and the interests of the Company or abuse of the Access Person’s position of trust and responsibility. It is not the intention of this Code to prohibit personal securities activities by Access Persons but to ensure the protection of the interests of the Company’s stockholders while doing so.

Potential conflicts arising from personal investment activities could include buying or selling securities based on knowledge of the Company’s trading position or plans (sometimes referred to as front-running) and acceptance of personal favors that could influence trading judgments on behalf of the Company. While this Code is designed to address identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations and, in this regard, Access Persons are expected to adhere not only to the letter, but also the spirit, of the policies contained herein.

The Board recognizes that certain Access Persons may have reporting obligations under other codes of ethics in addition to this Code. Further, this Code contains certain exclusions from its requirements that may apply to certain Access Persons. If it is unclear to you if any of these exceptions or exclusions apply to you, please contact the Company’s Chief Compliance Officer (the “CCO”).

I. NOTIFICATION OF REPORTING OBLIGATIONS

All persons in a supervisory role shall: (i) promptly notify the CCO when any person becomes or is identified as becoming an Access Person, as defined below; (ii) provide notice to the Access Person of his or her being designated as an Access Person and of his or her obligations hereunder; (iii) provide the Access Person with a copy of this Code as currently in effect; and (iv) facilitate the execution of the Access Person certification in accordance with Section VI below.

II. DEFINITIONS

a.	1933 Act is the Securities Act of 1933, as amended.

b.	1934 Act is the Securities Exchange Act of 1934, as amended.

c.	1940 Act is the Investment Company Act of 1940, as amended.

d.	Access Person includes:

1.	Any Advisory Person of the Company or of the Company’s Investment Adviser, including its directors, officers, and general partners; and

2.	Any director, officer or general partner of the Managing Dealer who, in the ordinary course of business, makes, participates in or obtains information regarding an actual or potential purchase or sale of Covered Securities by the Company or whose functions or duties in the ordinary course of business relate to the making of any recommendations to the Company with respect to such transactions.

e.	Advisers Act is the Investment Advisers Act of 1940, as amended.

f.	Advisory Person of the Company or its Investment Adviser means: (i) any director, officer, general partner or employee of the Company or its Investment Adviser, or any company in a Control relationship to the Company or its Investment Adviser, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security by the Company, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Company or its Investment Adviser who obtains information concerning recommendations made to the Company with regard to the purchase or sale of any Covered Security by the Company.

g.	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically to (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

h.	Beneficial Interest includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributes economic support.

i.	Beneficial Ownership generally means any interest in a security for which an Access Person or any member of his or her immediate family sharing the same household can directly or indirectly receive a monetary (“pecuniary”) benefit. It shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the 1934 Act, in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder, that, generally speaking, encompass those situations where the beneficial owner has the right to enjoy a direct or indirect economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in: (i) the name of his or her spouse, domestic partner, minor children, or other relatives living in his or her household; (ii) a trust, estate or other account in which he/she has a present or future interest in the income, principal or right to obtain title to the securities; or (iii) the name of another person or entity by reason of any contract, understanding, relationship, agreement or other arrangement whereby he or she obtains benefits substantially equivalent to those of ownership.

j.	Chief Compliance Officer (CCO) means the person or persons designated by the Board to fulfill the responsibilities assigned to the CCO hereunder. The CCO may designate any responsibilities hereunder to any person qualified to perform such responsibilities.

k.	Control has the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

l.	Covered Security means any Security, but excluding:

1.	Direct obligations of the Government of the United States;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

3.	Shares of open-end investment companies registered under the 1940 Act.

m.	Initial Public Offering or IPO means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

n.	Investment Adviser shall be defined in accordance with Section 2(20) of the 1940 Act and shall include all investment advisers of the Company, including all investment sub-advisers.

o.	Investment Personnel or Investment Person means:

1.	Any employee of the Company, its Investment Adviser (or of any company in a Control relationship to the Company or its Investment Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Company or the evaluation of, or investment in, a Covered Security by the Company; or

2.	Any natural person who controls the Company or its Investment Adviser and who obtains information concerning recommendations regarding the purchase or sale of securities or the evaluation of or investment in a Covered Security by the Company.

p.	Limited Offering means an offering or a private placement of securities that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, Rule 505 or Rule 506 under the 1933 Act.

q.	Managing Dealer initially means HMS Securities, Inc., a Texas Company.

r.	Security means a security as defined in Section 2(a)(36) of the 1940 Act, which includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

s.	Security Held or to be Acquired by the Company means:

1.	any Covered Security that, within the most recent 15 days, is or has been held by the Company or is being or has been considered by the Company or its Investment Adviser for purchase by the Company; or

2.	any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in subparagraph (1) of this definition.

t.	Service Provider(s) means, as appropriate, the Company’s Investment Adviser(s) and/or the Managing Dealer.

III. GENERAL PRINCIPLES

Rule 17j-1 makes it unlawful for any Access Person of the Company, any Access Person of the Company’s Investment Adviser, or any director, officer or general partner of the Managing Dealer, in connection with the purchase and sale (directly or indirectly) by such person of a Security Held or to be Acquired by the Company, to:

a.	Employ any device, scheme or artifice to defraud the Company;

b.	Make any untrue statement of a material fact to the Company or omit to state a material fact necessary in order to make the statements made to the Company, in light of the circumstances under which they are made, not misleading;

c.	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit on the Company; or

d.	Engage in any manipulative practice with respect to the Company.

No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1 set forth above. The interests of the Company and its stockholders are paramount and come before the interests of any Access Person. Personal investing activities of all Access Persons must be conducted in a manner that avoids actual or potential conflicts of interest with the Company and its stockholders. Access Persons shall not use their positions, or any investment opportunities presented by virtue of such positions, to the detriment of the Company and its stockholders.

IV. STANDARDS OF CONDUCT

a.	General Standards

1.	No Access Person shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is inconsistent with the best interests of the Company or its stockholders; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the Company or affiliates thereof in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to the Company and its stockholders.

2.	Any Access Person recommending or authorizing the purchase or sale of a Covered Security by the Company shall, at the time of such recommendation or authorization, disclose any Beneficial Interest in, or Beneficial Ownership of, such Covered Security or the issuer thereof.

3.	No Access Person shall dispense any information concerning securities holdings or securities transactions of the Company to anyone outside the Company without obtaining prior written approval from the CCO, or such person or persons as these individuals may designate to act on their behalf. Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written Approval:

(i)	when there is a public report containing the same information;

(ii)	when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Company and its affiliates;

(iii)	when such information is reported to directors of the Company; or

(iv)	in the ordinary course of his or her duties on behalf of the Company.

4.	All personal securities transactions should be conducted consistent with this Code and in such a manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within the Company.

b.	Prohibited Transactions

1.	No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale is being considered for purchase or sale by the Company or its Investment Adviser on behalf of the Company, or is held in the portfolio of the Company unless such Access Person shall have obtained prior written approval for such purpose from the CCO.

(i)	An Access Person who becomes aware that the Company or its Investment Adviser is considering the purchase or sale of any Covered Security for the Company by any person or issuer must immediately notify the CCO of any interest that such Access Person may have in any outstanding Covered Securities of that issuer.

(ii)	An Access Person shall similarly notify the CCO of any other interest or connection that such Access Person might have in or with such issuer.

(iii)	Once an Access Person becomes aware that the Company or its Investment Adviser is considering the purchase or sale of a Covered Security for the Company or that the Company holds a Covered Security in its portfolio, such Access Person may not engage, without prior approval of the CCO, in any transaction in any Covered Securities of that issuer.

(iv)	The foregoing notifications or permission may be initially provided verbally, but should be confirmed in writing as soon and with as much detail as possible.

2.	Investment Personnel of the Company or its Investment Adviser must obtain approval from the Company or its Investment Adviser before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. A copy of a pre-clearance form is attached hereto as Appendix 2.

3.	No Investment Personnel shall execute a securities transaction in any security that the Company owns or that the Company or its Investment Adviser is considering for purchase or sale on behalf of the Company.

4.	Investment Personnel who have been authorized to acquire securities in a Limited Offering must disclose that investment to the CCO when they are involved in the Company’s subsequent consideration of an investment in the issuer, and the Company’s or its Investment Adviser’s decision to purchase such securities for the Company must be independently reviewed by Investment Personnel with no personal interest in that issuer.

5.	No Access Person may accept, directly or indirectly, any gift, favor, or service of more than a de minimis value from any person with whom he or she transacts business on behalf of the Company under circumstances when to do so would conflict with the Company’s best interests or would impair the ability of such person to be completely disinterested when required, in the course of business, to make judgments and/or recommendations on behalf of the Company.

V. REPORTING REQUIREMENTS

To enable the Company to determine with reasonable assurance whether the provisions of Rule 17j-1(a) and this Code are being observed by its Access Persons, the following reporting requirements apply, except as noted in sub-section (e) below:

a.	Initial Holdings Report. Within 10 days after a person becomes an Access Person, he or she shall deliver a report in writing (an “Initial Holdings Report”) to the CCO, in a form attached hereto as Appendix 3 or in any other form acceptable to the CCO, of all direct or indirect Beneficial Ownership interests of such Access Person in Covered Securities. Information to be reported must be current as of a date no more than 45 days prior to an individual becoming an Access Person and is to include:

1.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

2.	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

3.	The date the report is submitted by the Access Person.

b.	Quarterly Transaction Report. Each Access Person shall deliver a report in writing (a “Quarterly Transaction Report”), to the CCO within 30 days of the end of each calendar quarter, in a form attached hereto as Appendix 4 or in any other form acceptable to the CCO, that includes:

1.	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

(i)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price of the Covered Security at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	The date that the report is submitted by the Access Person.

2.	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i)	The name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report is submitted by the Access Person.

c.	Annual Holdings Report. Each Access Person shall deliver a written report annually (an “Annual Holdings Report”), in a form attached hereto as Appendix 5 or in any other form acceptable to the CCO, no later than January 31 of each year, that includes the following information, which must be current as of December 31 of the prior calendar year:

1.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

2.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

3.	The date the report is submitted.

d.	Account Statements. In lieu of providing a Quarterly Transaction Report, an Access Person may direct his or her broker to provide to the CCO copies of periodic statements for all investment accounts in which they have Beneficial Ownership that provide the information required in quarterly transaction reports, as set forth above.

e.	Exceptions from Reporting Requirements.

1.	An Access Person need not submit reports pursuant to this Section V with respect to transactions effected for, and Covered Securities held in, any account over which such person has no direct or indirect influence or control.

2.	An Access Person need not make a Quarterly Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan.

3.	An Access Person of an Investment Adviser to the Company need not submit reports pursuant to this Section V provided that such person is otherwise subject to a code of ethics that is compliant with Rule 17j-1 of the 1940 Act and Rule 204A-1 of the Advisers Act and properly adopted by such Investment Adviser.

4.	An Access Person of the Managing Dealer to the Company need not submit reports pursuant to this Section V if:

(i)	The Managing Dealer is not an affiliated person of the Company or any Investment Adviser of the Company; and

(ii)	The Managing Dealer has no officer, director or general partner who serves as an officer, director or general partner of the Company or of any Investment Adviser of the Company.

5.	A director of the Company who is not an “interested person” of the Company (as defined in Section 2(a)(19) of the 1940 Act) (an “Independent Director”), and who would be required to make a report solely by reason of being a director of the Company, need not make:

(i)	An Initial Holdings Report or an Annual Holdings Report; and

(ii)	A Quarterly Transaction Report unless such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Company, should have known that, during the 15-day period immediately preceding or after the director’s transaction in a Covered Security, the Company purchased or sold such Covered Security or the Company or its Investment Adviser considered purchasing or selling the Covered Security for the Company.

6.	An Access Person need not make a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Company, its Investment Adviser or the Managing Dealer with respect to the Access Person, provided such broker trade confirmations or account statements are received by the due date required for a Quarterly Transaction Report and broker trade confirmations or account statements contain all of the information required to be included in the Quarterly Transaction Report.

f.	The form of reporting pursuant to this Section V shall be in accordance with such form and process as established by the CCO at his or her discretion.

g.	It is the Company’s policy that these reports be submitted quarterly by all Access Persons, whether or not securities transactions have occurred in their accounts during the relevant period. Those Access Persons having no securities transaction to report must indicate this fact in his or her report. The report must then be dated, signed and submitted to the CCO for review.

VI. CERTIFICATION

All Access Persons are required to certify that they have read and understand this Code and recognize that they are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, all Access Persons are required to certify annually that they have complied with the requirements of this Code and that they have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such policies. A copy of the certification form to be used in complying with this paragraph is attached to this Code as Appendix 1.

VII. ENFORCEMENT

a.	To the extent that any Access Person under this policy is also governed by a code of ethics of an Investment Adviser of the Company or the Managing Dealer, and such code of ethics has been determined by the CCO to be compliant with Rule 17j-1 of the 1940 Act, the CCO may direct the reporting obligations under Section V hereunder to the respective Investment Adviser or the Managing Dealer, provided that the chief compliance officer of such Investment Adviser or the Managing Dealer, as the case may be, provides quarterly certifications to the CCO hereunder, that such reporting obligations have been properly complied with by the Access Person(s). For purposes of verification of such certification, the CCO retains the authority to request and examine the books and records of the Investment Adviser or the Managing Dealer, as applicable, at his or her sole discretion.

b.	Unless the chief compliance officer of the Investment Adviser or the Managing Dealer provides a list designating the individuals deemed to be Access Persons under this Code, the CCO shall presumptively conclude that all Advisory Persons of the Investment Adviser and any director, officer or general partner of the Managing Dealer are Access Persons subject to the reporting requirements hereunder.

c.	If the CCO determines that a violation of this Code may have occurred, before making a final determination that a material violation has been committed by an individual, the CCO may give such person an opportunity to supply additional information regarding the transaction in question.

d.	If the CCO determines that a material violation of this Code has occurred, he or she shall promptly report the violation to the Board. The Board, including a majority of the Independent Directors, with the exception of any person whose transaction is under consideration, shall take such actions as they consider appropriate, in addition to any disgorgement required pursuant to Section XII, including, among other things, a letter of sanction, suspension or termination of the employment of the violator.

e.	No person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself. If, for example, a securities transaction of the CCO is under consideration, a director of the Company designated for this purpose by the Board or, in the absence of such designation, the Chairman of the Company’s Nominating and Governance Committee, shall act in all respects in the manner prescribed herein in place of the CCO.

VIII. REPORTS TO THE BOARD

Each of the CCO, the Company’s Investment Adviser(s) and the Managing Dealer shall provide to the Board, no less frequently than annually, and the Board must consider, a written report that, to the extent not previously provided in a written report to the Board:

a.	Describes any issues arising under this Code or corresponding procedures since the last report to the Board, including, but not limited to, information about material violations of this Code or corresponding procedures and any sanctions imposed in response to the material violations; and

b.	Certifies that the Company, the Company’s Investment Adviser(s) or the Managing Dealer, as the case may be, has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

Notwithstanding the foregoing, the Managing Dealer need not submit reports pursuant to this Section VIII if exempted from the reporting requirements pursuant to Section V above.

IX. RECORDKEEPING

The Company shall maintain the following records at its principal offices as follows:

a.	This Code and any related procedures, and any code of ethics of the Company that has been in effect during the past five years, shall be maintained in an easily accessible place;

b.	A record of any violation of this Code and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

c.	A copy of each report under this Code made by (or duplicate brokerage statements and/or confirmations for the account of) an Access Person, to be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

d.	A record of all persons, currently or within the past five years, who are or were required to make or to review reports made pursuant to Section V, to be maintained in an easily accessible place;

e.	A copy of each report by the CCO to the Board, to be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

f.	A record of any decision, and the reasons supporting the decision, to approve an acquisition by an Investment Person of securities offered in an Initial Public Offering or in a Limited Offering, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.

X. CONFIDENTIALITY

No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Company) any information regarding securities transactions by the Company or consideration by the Company or the Investment Adviser(s) of any such securities transactions.

All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

XI. OBLIGATION TO REPORT A VIOLATION

Every Access Person who becomes aware of a violation of this Code of Ethics by any person must report it to the CCO, who shall report it to appropriate management personnel. The management personnel will take such disciplinary action that they consider appropriate under the circumstances. In the case of officers or other employees of the Company, such action may include removal from office. If the management personnel consider disciplinary action against any person, they will cause notice thereof to be given to that person and provide to that person the opportunity to be heard. The Board will be notified, in a timely manner, of remedial action taken with respect to violations of the Code.

XII. SANCTIONS

Upon discovering a violation of this Code, the Board may impose any sanctions it deems appropriate, including a letter of censure, the suspension or termination of any director, officer or employee of the Company, disgorgement, or the recommendation to the employer of the violator for the suspension or termination of the violator’s association with the Company.

XIII. APPROVAL REQUIREMENTS

This Code and any material changes must be approved by the Board, including a majority of the Independent Directors. Before initially retaining any Investment Adviser or the Managing Dealer, the Board, including a majority of the Independent Directors, must also approve the code of ethics of such Investment Adviser and/or the Managing Dealer, if required under federal securities laws to have such code of ethics, and must approve any material change to such codes of ethics within six months after the adoption of the material change. Each such approval must be based on a determination that the code of ethics in question contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1. Before approving this Code, or an Investment Adviser’s or the Managing Dealer’s code of ethics or any material amendments thereto, the Board must have received a certification from the relevant entity that it has adopted procedures reasonably necessary to prevent Access Persons from violating such entity’s code of ethics.

Approved: May 31, 2012

APPENDIX 1

HMS INCOME FUND, INC.

CODE OF ETHICS

ACCESS PERSON CERTIFICATION FORM

CERTIFICATION UPON BEING DESIGNATED AN “ACCESS PERSON”

This is to certify that I have read and understand the Code of Ethics of HMS Income Fund, Inc. (the “Code of Ethics”) and I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

Access Person’s Name (Please Print):

Access Person’s Signature:

Date of Certification:

ANNUAL CERTIFICATION

This is to further certify that I have complied with the requirements of such Code of Ethics and that I have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such Code of Ethics.

Please sign and return this Certification Form to the Company’s Chief Compliance Officer, Susan Dudley, at the offices of HMS Income Fund, Inc. Please retain the Code of Ethics for your records.

Access Person’s Name (Please Print):

Access Person’s Signature:

Date of Certification:

APPENDIX 2

         HMS Income Fund, Inc.

or

         HMS Adviser LP

PRE-CLEARANCE FORM

Use this form to request pre-clearance of a transaction to purchase a Limited Offering, Initial Public Offering or to purchase or sell a security issued by an issuer appearing on the Portfolio or Pipeline Reports. Please submit this form, together with a copy of the Limited Offering documentation to the Chief Compliance Officer at least five (5) business days before the planned investment.

Employee Name:	Date:

Issuer/Investment Name:

Terms of Purchase (price, purchaser – individual, joint, entity, etc.):

Proposed Transaction Date:

How did you learn about this opportunity?

Related to a Portfolio or Pipeline security?

Approved:	Date:

Not Approved:	Date:

Comments:

APPENDIX 3

____ HMS Income Fund, Inc.

or

____ HMS Adviser LP

INITIAL HOLDINGS REPORT

As of _________

To: Chief Compliance Officer

A. Securities Holdings. I have listed below (or attached hereto a listing) all of my Securities Holdings held by me or Beneficial Owners as defined by the Code of Ethics of HMS Income Fund, Inc. and/or the Code of Ethics of HMS Adviser LP, as applicable.

Title of Security	CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares and Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B. Brokerage Accounts. I, or a Beneficial Owner, have established the following accounts in which securities are held for my direct or indirect benefit:

Name of Broker, Dealer or Bank

1.

2.

3.

Date: ___________	Signature: ________________
Print Name: _______________

APPENDIX 4

___ HMS Income Fund, Inc.

or

___ HMS Adviser LP

QUARTERLY TRANSACTION REPORT

For the Calendar ______ Quarter Ended:

To: Chief Compliance Officer

A. Securities Transactions. During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of HMS Income Fund, Inc. and/or the Code of Ethics of HMS Adviser LP, as applicable:

Title of Security	CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares and Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B. New Brokerage Accounts. During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

	Name of Broker, Dealer or Bank	Date Account Was Established
1.
2.
3.

C. Other Matters. This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date: __________	Signature: __________________
Print Name: _________________

APPENDIX 5

             HMS Income Fund, Inc.

or

             HMS Adviser LP

(collectively, the “Company”)

ANNUAL HOLDINGS REPORT

As of December 31, 20

To: Chief Compliance Officer

As of December 31, 20__, I had direct or beneficial ownership interest in the securities listed below which are required to be reported pursuant to Rule 17j-1 under the Investment Company Act of 1940 or Rule 204A-1 of the Investment Advisers Act of 1940:

A. Securities Holdings. I have listed below (or attached hereto a listing) all of my Securities Holdings held by me or Beneficial Owners as defined by the Code of Ethics of HMS Income Fund, Inc. and/or the Code of Ethics of HMS Adviser LP, as applicable.

Title of Security	CUSIP Number	Number of Shares and Principal Amount

B. As of December 31, 20    , I maintained accounts with brokers, dealers, and banks listed below in which securities were held for my direct or indirect benefit:

Brokerage Accounts. I, or a Beneficial Owner, have established the following accounts in which securities were held during the year for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Was Established *
1.
2.
3.

This report (i) excludes securities and accounts over which I had no direct or indirect influence or control; (ii) excludes securities not required to be reported (for example, direct obligations of the U.S. Government, shares of registered investment companies etc.); and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities accounts listed above.

Date: ___________	Signature: ___________________
Print Name: ___________________

*Note: If account was established before 20___, you can state that it was established before 20___.